Exhibit 99.2

CLARITY VISUAL SYSTEMS, INC.

NON-QUALIFIED STOCK OPTION PLAN

1. Purpose. The purpose of this Non-Qualified Stock Option Plan (the “Plan”) is to enable Clarity Visual Systems, Inc. (the “Company”) to attract and retain the services of selected employees and officers and directors of the Company or of any subsidiary of the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Sections 7 and 8, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 130,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option shall again be available under the Plan.

3. Effective Date and Duration of Plan.(a) Effective Date. The Plan shall become effective when adopted by the Board of Directors of the Company. Options may be granted under the Plan at any time after the effective date and before termination of the Plan.

(b) Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

(a) Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

(b) Committee. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 9.

5. Awards and Eligibility. The Board of Directors may, from time to time, grant under the Plan options which do not qualify as Incentive Stock Options, as defined in Section

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422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Section 6, generally known as non-statutory stock options or non-qualified stock options. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 whom the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6. General Rules Relating to Options.

(a) Terms of Grant. The Board of Directors may grant options under the Plan as described in Section 5. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, and the time or times at which the option may be exercised.

(b) Option Price. The option price for options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

(c) Duration of Options. options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

(d) Exercise of Options. Except as provided in Section 6(f) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or providing service to the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in Sections 6(f) and 8, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one period with respect to the full number of shares to which the optionee is entitled in that period, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent period during the term of the option.

(e) Nontransferability. Unless otherwise determined by the Board of Directors, each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

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(f) Termination of Employment or Service.

(i) General Rule. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with or to the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in Section 6(f)(ii), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(ii) Termination Because of Death or Total Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of death or total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such death or termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such death or termination. The term “total disability” means permanent and total disability as defined in Section 22(e)(3) of the of the Code. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company. In the event of death, the option may be exercised only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(iii) Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or at any time thereafter, may extend the 30-day and one-year exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine, and subject to any applicable limitations in the Code.

(iv) Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

(g) Purchase of Shares.

(i) Written Notice. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee’s intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

(ii) Transfer Restrictions. Unless the Board of Directors determines otherwise, any shares acquired by the optionee shall be subject to any stock transfer restrictions in any agreement then in effect between the Company and the holders of the Company’s Common Stock, and the exercise of an option shall not be effective until the optionee has signed and delivered a signature page to such stock transfer restriction agreement.

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(iii) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company). No shares shall be issued until full payment for the shares has been made.

(iv) Taxes. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.

(v) Reduction of Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

7. Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in Section 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

8. Changes in Capital Structure.

(a) Stock Splits; Combinations; Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, reclassification, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

(b) Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation or reorganization to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company’s assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan:

(i) Awards Remaining in Effect. The Board of Directors may provide that all outstanding awards, including options, shall remain in effect in accordance with their terms.

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(ii) Exchange. If the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock in any Transaction, the Board of Directors may provide that all options granted hereunder shall be converted into options to purchase shares of Exchange Stock. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

(iii) Exercise Period. The Board of Directors may provide a 30-day period prior to the consummation of the Transaction during which optionees shall have the right to exercise options to the extent vested and upon the expiration of which 30-day period all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

9. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Sections 6(f)(iii) and 8, however, no change in an award already granted shall be made without the written consent of the holder of such award.

10. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

11. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company to provide services any right to be retained or engaged by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

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12. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

13. Notices. Any notices required or permitted to be given to holders of awards pursuant to the Plan shall be in writing, addressed to the most recent address on the Company’s records, and shall be deemed to be effectively given when (a) mailed by registered or certified mail with postage and fees prepaid, (b) sent by overnight delivery service, (c) personally delivered, or (d) sent by facsimile with confirmed transmission.

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